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                                  EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Access Anytime Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-28217 and 333-28215) on Form S-8 of Access Anytime Bancorp, Inc. of our report dated January 31, 2002, with respect to the consolidated statement of financial condition of Access Anytime Bancorp, Inc. as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 2001, annual report on Form 10-KSB of Access Anytime Bancorp, Inc.

KPMG LLP
Albuquerque, New Mexico
March 1, 2002